1st July 2018

Mr. Ramesh Kamath
Mumbai

Appointment Letter

Dear Ramesh,

It gives us immense pleasure in offering you an appointment in our organization with effect from your date of joining on the following terms and conditions:

1.	Position Details: You are designated as Chief Financial Officer in Band 1 and will be based at Mumbai.

2.	Compensation & Benefits: Your compensation shall be as follows:

Compensation Component	Amount(INR Per Month)	Amount(INR Per Annum)
Basic Salary	400000	4800000
Other Allowance	824083	9889000
Flexi Basket Compensation Benefits (FBCB)*	60000	720000
Medical Allowance	1250	15000
PF (employer contribution)	48000	576000
Cost to Company (CTC)	1333333	16000000
* To be reimbursed against actual expenses as per company policy.

The Company reserves the right to change the structure from time to time. You will be entitled to benefits such as Provident Fund and Gratuity in accordance with the laws of land and / or per company policy. Your remuneration is purely a matter between yourself and the Company and has been arrived on the basis of your job, skills specific background and professional merit. You will be expected to maintain this information and any changes made therein from time to time as personal and confidential. All forms of compensation referred to in this letter are subject to TDS as per law.

You will be given company leased accommodation. The rental value of the same shall be borne by you & the same shall be deducted from your monthly payroll.

3.
Transferability: Your services are liable to be transferred to any other Departments/Divisions/Office/Subsidiary of the company, anywhere in India or abroad. Notwithstanding your appointment in this company, your services may be assigned by the Company at the discretion of management to any other associate company. You will be expected to attend the office during the working hours/shifts as may be decided by the Company. The working hours/shift could change periodically depending on the work process requirements.

4.
Confidentiality, Non-Disclosure etc.: You are required to maintain the highest order of discipline and secrecy as regards the work of the Company and/or its subsidiaries or Associate Companies and in case of any breach of discipline/trust, your services may be terminated by the Company with immediate effect. All inventions, improvements, discoveries made by you either alone or with any other persons will become the sole property of the Company. You will ensure that patent protections are obtained for such inventions/improvements and discoveries in India or elsewhere and hand over the same to the Company. You shall not, while in the employment of the company be engaged in any

Contd….

other employment, business whatsoever or hold any office of profit or accept any other emoluments without prior consent of the company in writing.
The Employee covenants and agrees that upon the termination of this Agreement for any reason whatsoever, and until the expiry of a period of two years from the date of termination of this Agreement he/she will not except with the prior written consent of the Company, directly or indirectly;
a.campaign, solicit or endeavor to entice any Client(s) or Customer(s) of the company, or any person(s) who at anytime during the employment were or are Clients or Customers of the company, or were in regular dealing with the company.
b.solicit/coerce or persuade any employee of the company to quit or leave the employment of the company in any manner.
c.counsel or otherwise assist any person to do any of the acts referred to in paragraphs (a) and (b) of this clause or any other similar acts.

5.
Termination of Services: The notice period for termination of employment, by either party, would be three calendar month or basic salary in lieu of notice. However, it will be the discretion of the Company Management whether to accept the salary in lieu of notice period, or direct you to serve the complete notice period. The management may at its discretion disengage your services by giving three month basic salary in lieu of notice. In the event of an “Event of Breach” and “Misconduct”, which shall include fraud, gross negligence, refusal to discharge duties attributed to you by the Company, insubordination, any act involving moral turpitude, indiscipline, loss of confidence, violation of company policy or breach of the above terms and conditions or any act or omission which may affect the Company or you adversely, the Company shall have the right to forthwith terminate your association with it without being liable to pay any amounts in respect thereof. In case any information furnished by you either in your application for employment or during the selection process is found to be incorrect / false or suppressed, the Company reserves the right to terminate your services anytime without notice or compensation in lieu of notice. If you remain absent from work without authorization or reasonable explanation, for more than eight consecutive days, it will be presumed that you are no longer interested in working for the Company and have abandoned its services.

6.	General:
a.Any terms of employment or revisions including change in benefits, position, perquisites, compensation and entitlements will only be valid and effective by way of a written communication from the appointing authority of the Company. Verbal communication will not have any binding effect on the company and the employee is advised not to act on such verbal communication(s)
b.Email communications with respect to employment, though in writing will have binding effect only if they are followed by a formal employment contract, appointment letter or increment letter or a change letter duly signed by the appointing authority of the Company.
c.The company has not implemented or granted or promised equity plans to any employee as on date. Any stock based compensation like ESOPs, equity options, warrants, phantom options, etc.
will be valid and binding on the Company only if it is as per the plan implemented and approved by Board and Shareholders and communicated to you in writing by the appointing authority.
d.This agreement supersedes all prior agreements and understandings, oral or written, if any, between you and the company or any of its officials/representatives. No modification or amendment of any of the terms, conditions, or provisions herein shall be made otherwise than by written agreement signed by the parties hereto.
e.All other standard rules and policies of the Company existing as of now and as may be amended from time to time, will be applicable to you.

Kindly sign the copy of this letter in token of your acceptance. We welcome you to our organization and look forward to a mutually rewarding association.

Yours faithfully,

For AEGIS CUSTOMER SUPPORT SERVICES PRIVATE LIMITED

/s/ S.M GUPTA

S.M. GUPTA
GLOBAL CHIEF PEOPLE OFFICER

/s/ Ramesh Kamath